Exhibit 10.1

NUANCE COMMUNICATIONS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (the “Agreement”) is made by and between Nuance Communications, Inc. (the “Company”) and Paul A. Ricci (the “Executive”), effective as of November 17, 2016 (the “Effective Date”).

WHEREAS, the Company and Executive previously entered into an employment agreement dated November 11, 2011, providing for the employment of Executive as Chairman and Chief Executive Officer of the Company, as subsequently amended by Amendment No. 1, dated November 12, 2013 and Amendment No. 2, dated June 18, 2015 (collectively, the “Prior Agreement”).

WHEREAS, the Company and Executive have agreed to enter into this Agreement to amend, restate and supersede the Prior Agreement in its entirety.

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as both Chairman of the Board and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties (consistent with Executive’s position within the Company) as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”).

(b) Board Membership. During the Employment Term (as defined below), Executive will serve as the Chairman of the Board, subject to any required stockholder approval.

(c) Obligations. During the Employment Term and except as otherwise approved by the Compensation Committee, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, director or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Such approval will not be unreasonably withheld, provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors (but in all cases subject to Executive’s compliance with the terms of the Confidential Information Agreement and the terms of this Agreement).

2. Employment Term. Subject to earlier termination as provided for below, the Company will continue to employ Executive for the term commencing on November 11, 2016 through March 31, 2018 (the “Employment Term”).

Notwithstanding the foregoing, Executive and the Company acknowledge that this employment relationship may be terminated at any time prior to the expiration of the Employment Term, upon ninety (90) days written notice to the other party, with or without Cause or for any or no reason, at the option either of the Board or Executive and that in the event the Company or Executive terminate Executive’s employment with the Company prior to the end of the Employment Term, Executive will only be entitled to those payments and benefits, if any, as provided for in Section 5 of this Agreement.

3. Compensation.

(a) Base Salary. The Company will pay Executive as compensation for Executive’s services a Base Salary at the annualized rate of $800,000. The Base Salary will be reviewed at a minimum of once per year to ensure Executive’s total compensation is consistent with current market practices and in line with Executive’s performance. The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices and will be subject to the usual and required withholding.

(b) Performance Bonus. Executive will be eligible to receive an annual target bonus of (i) up to one hundred fifty percent (150%) of Executive’s then Base Salary based upon the achievement of performance goals for Fiscal Year 2017 and (ii) up to seventy-five percent (75%) of Executive’s then Base Salary based upon the achievement of performance goals for the first half of Fiscal Year 2018, respectively, set by the Compensation Committee of the Board. The performance goals will be based on the Company’s achievement of goals for proforma revenue and earnings or other performance goals, determined by the Compensation Committee of the Board, after receiving input from, and consulting with, Executive. The performance goals for Fiscal Year 2017 will be set by the Compensation Committee no later than December 9, 2016. The performance goals for first half Fiscal Year 2018 will be set by the Compensation Committee no later than November 30, 2017. The actual percentage of Base Salary payable as a bonus for any year will depend, upon the extent to which the applicable performance criteria have been achieved. Any bonus actually earned will be paid as soon as practicable (but no later than two and one-half (2 1⁄2) months) after the end of the fiscal year for which the bonus is earned. Once the performance goals are approved by the Compensation Committee, they may not be changed without the consent of Executive.

(c) Equity Grants. Within thirty (30) days of the date hereof, the Compensation Committee of the Board shall grant to the Executive equity awards under the Company’s 2000 Stock Plan (the “Plan”) as follows:

(i) Two hundred and fifty thousand (250,000) shares will be granted in the form of a restricted stock purchase right at a per share purchase price equal to the par value of the Company’s common stock on the date of the grant. This right will be intended to be exempt from Section 409A and therefore not subject to the six month delay provided under Section 409A. Subject to Executive’s continued employment with the Company through the applicable vesting date (or as otherwise provided in Section 5 of this Agreement), one hundred percent (100%) of the shares acquired under the right will vest on September 30, 2017.

(ii) [RESERVED]

(iii) Three hundred and seventy-five thousand (375,000) shares will be in the form of performance restricted stock units (“PSUs”) granted under the Plan. The number of shares that vest under the PSUs (if any) will depend on the level of achievement of performance goals set by the Compensation Committee (but only after considering in good faith input from Executive on the proposed goals) no later than September 30, 2017.

(iv) All equity awards described in this Section 3(c) will be subject to the terms of award agreements to be prepared in accordance with the terms herein and otherwise be subject to the all of the terms and conditions of the Plan. Before setting the performance goals for any PSUs, the Committee will seek and consider any input from Executive. In addition, the first half Fiscal Year 2018 performance goals will utilize the same metrics (but not the same values thereof), scaling index and over-achievement opportunity as used for the Fiscal Year 2016 performance shares granted to Executive. Once the performance goals are approved by the Compensation Committee, they may not be changed without the prior consent of Executive, except to the limited extent necessary or appropriate to reflect corporate transactions and other material and non-ordinary course events. For the avoidance of doubt, the equity grants provided in this Section 3(c) do not affect Executive’s previously-granted but unvested performance-based restricted stock unit award for five hundred thousand (500,000) shares (which award vests based on performance Fiscal Year 2017 performance, and for which the performance goals will (i) be set by the Compensation Committee no later than December 9, 2016, and (ii) utilize the same metrics (but not the same values thereof), scaling index and over-achievement opportunity as used for the Fiscal Year 2016 performance shares granted to Executive).

(d) Retention Amounts. At the conclusion of Executive’s employment as the Chief Executive Officer of the Company for any reason except for voluntary resignation by Executive other than for Good Reason prior to the end of the Employment Term, the Company shall pay to Executive, and Executive shall be irrevocably entitled to receive (i) an amount equal to eight million four hundred thousand dollars ($8,400,000) in cash (the “Retention Amount”), and (ii) the payments set forth in Section 5(a)(i) and Section 5(a)(ii) (the “Severance Amounts”). Notwithstanding anything in this Agreement to the contrary, the Retention Amount and the Severance Amounts shall be irrevocable and not subject to risk of forfeiture by Executive for any reason except for voluntary resignation by Executive other than for Good Reason prior to the end of the Employment Term. The payment date for the Retention Amount shall be the date of the termination of Executive’s employment as CEO of the Company and the Severance Amount shall be paid as provided in Section 5.

(e) Car Allowance. For each calendar year during the Employment Term and any applicable Severance Period, the Company will reimburse Executive $20,000 (or such greater amount as approved by the Board or Compensation Committee, consistent with the Company’s practice with respect to other executive officers), less applicable tax withholdings, as a car allowance included in the Executive’s pay in equal monthly or bi-weekly installments. Alternatively, the Company may lease a car for Executive’s use, subject to the same dollar maximum. The allowance or lease payment is inclusive of all insurance and other costs for the vehicle. When the Employment Term or Severance Period ends (as may be applicable), the payments under this Section 3(e) will end, even if the dollar maximum for that calendar year has not yet been reached.

(f) Tax & Financial Services Allowance. During the Employment Term and any applicable Severance Period, the Company will reimburse Executive for reasonable professional services expenses actually incurred by Executive for tax, financial and/or estate planning. For any calendar year, the maximum total expenses incurred during that year that are reimbursable under this Section 3(f) will equal a gross amount of twenty five thousand dollars ($25,000). Any reimbursements to Executive will be less applicable tax withholdings. In order to be reimbursed, Executive must submit reasonable documentation of the expenses incurred within sixty (60) days after the end of the calendar year in which the expenses were incurred. Reimbursement of eligible expenses will be made no later than sixty (60) days after Executive’s submission of the required documentation. Expenses incurred after the end of the Employment Term or any applicable Severance Period will not be reimbursable, even if the dollar maximum for that calendar year has not yet been reached. This right to reimbursement will be subject to the following additional requirements: (i) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; (ii) in all cases, expenses will be reimbursed no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred, and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment.

(g) Expenses. The Company will reimburse Executive for reasonable travel, lodging and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(h) IT Support. During the Employment Term, the Company will provide reasonable IT equipment and support for Executive that is comparable to that provided historically by the Company to Executive. The Company also will provide comparable support during any applicable Severance Period, but only for so long as Executive provides reasonable transition support during the Severance Period (which support may be provided remotely and on a reasonable, as needed basis.

4. Benefits.

(a) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b) Executive Medical Benefit. During the Employment Term and any applicable Severance Period, the Company will reimburse Executive for reasonable professional services expenses actually incurred by Executive for wellness expenses (including enhanced executive physical exams, wellness coaching and training, and wellness facilities). For any calendar year, the maximum total expenses incurred during that year that are reimbursable under this Section 4(b) will equal a gross amount of fifty thousand dollars ($50,000). Any reimbursements to Executive will be less applicable tax withholdings. In order to be reimbursed, Executive must submit reasonable documentation of the expenses incurred within sixty (60) days after the end of the calendar year in which the expenses were incurred. Reimbursement of eligible expenses will be made no later than sixty (60) days after Executive’s submission of the required documentation. Expenses incurred after the end of the Employment Term or any applicable Severance Period will not be reimbursable, even if the dollar maximum for that calendar year has not yet been reached. This right to reimbursement will be subject to the following additional requirements: (i) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; (ii) in all cases, expenses will be reimbursed no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred, and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment.

(c) Life Insurance Policy. During the Employment Term, the Company shall continue to pay the annual premium for an enhanced life insurance benefit equal to $1,000,000 in value. The life insurance policy shall be a term-life policy with Executive as the owner of the policy.

(d) Long-Term Disability Policy. During the Employment Term, the Company will pay the premiums for an enhanced long-term disability insurance policy that will provide coverage of sixty percent (60%) of Executive’s base eligible earnings. This long-term disability policy will be subject to Executive’s continuing to satisfy all applicable eligibility requirements imposed by the long-term disability insurance company.

5. Severance.

Upon termination of employment, Executive shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, (b) a pro rata portion of his Performance Bonus for the fiscal year in which Executive’s employment terminates (measured and paid as if Executive had remained employed through the applicable fiscal year end), and (c) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Termination by the Company other than for Cause, Death or Disability. In the event (i) that Executive’s employment with the Company is terminated for any reason other than Cause, Death or Disability (each as defined below), or (ii) of the expiration of the Employment Term, then, subject to Executive’s compliance with the provisions in Section 5(e), Executive will be entitled to receive through the term of the Severance Period:

(i) continuing payments during the Severance Period equal to two (2) times Executive’s Base Salary. The Base Salary will equal the average of the last ninety (90) days of employment multiplied by four (4). These payments will be made by taking the two (2) times Executive’s Base Salary and then dividing it into equal amounts by the number of payroll periods during the Severance Period. These payments will be made in accordance with the Company’s normal payroll policies and subject to the usual, required withholding.

(ii) continuing payments equal to one and one-half (1 1⁄2) times Executive’s target Performance Bonus, which had been in effect in the fiscal year ending prior to the year of termination. In the event that Executive earned more than the target bonus in the fiscal year ending prior to the year of termination, that amount will be utilized. These payments will be made by taking the one and one-half (1 1⁄2) times Executive’s target Performance Bonus (or the amount actually received in the fiscal year prior to the year of termination, whichever is higher) that had been in effect in the fiscal year ending prior to the year of termination and then dividing it into equal amounts by the number of payroll periods during the Severance Period. These payments will be made in accordance with the Company’s normal payroll policies and subject to the usual, required withholding.

(iii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) during the Severance Period under the Company’s group health plans, as then in effect. However, if the Company determines after diligently pursuing all alternatives that it cannot provide the COBRA benefits in this clause (iii) without violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended) or incurring additional taxes or other penalties, the Company in lieu thereof will provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the number of months equal to the Severance Period, which payment will be made regardless of whether Executive elects COBRA continuation coverage;

(iv) continued payment of the annual premium for the remaining term of the life insurance policy specified in Section 4(c) above;

(v) continued vesting of any unvested time-based shares of restricted stock and time-based restricted stock units for a period of twenty-four (24) months following Executive’s employment termination date;

(vi) [RESERVED]

(vii) if the Company terminates Executive for a reason other than Cause, Death or Disability the goals for any unvested performance-based restricted stock units or performance-based shares of restricted stock will be deemed achieved at one hundred percent (100%) of target levels and will be vested on the last day of employment.

(viii) an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date, whichever is sooner;

(ix) a lump sum of five hundred thousand dollars ($500,000), less applicable tax withholdings; and

(x) The Company will permit Executive, after the expiration of Executive’s eligibility for COBRA described in (iii) above, to participate in the Company’s group medical, dental and vision plans, provided that (A) the Company will not be required to provide such participation if the Company determines that such participation would violate applicable law for the

Company or for other participants in the plans, (B) Executive, if permitted to so participate, will pay the full cost of such participation as determined based on the standard rate that the Company charges to COBRA participants, and (C) Executive’s participation, if any, will end no later than a period of ten years after the expiration of Executive’s eligibility for COBRA.

(b) Termination due to Death or Disability. If the Executive’s employment with the Company is terminated due to his Death or his becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive an amount equal to two (2) times Executive’s Base Salary at the time of the death or disability plus an amount equal to (100%) of Executive’s target Performance Bonus, as then in effect in the fiscal year ending prior to the death or disability, (ii) continued payment of the annual premium for the remaining term of the life insurance policy specified in Section 4(c) above; (iii) be entitled to immediate one hundred percent (100%) vesting of any Company stock options or Stock Awards held by the Executive that were unvested immediately prior to his termination of employment, (iv) an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date, (v) receive Company-paid coverage for a period of up to three (3) years or as eligible under Title X of COBRA for Executive (if applicable) and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company’s plans immediately prior to Executive’s death, provided, however, if the Company determines in its sole discretion that it cannot provide the COBRA benefits in this clause (v) without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company in lieu thereof will provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of three (3) years following Executive’s termination of employment, which payment will be made regardless of whether Executive elects COBRA continuation coverage; (vi) receive the payment described in Section 5(a)(ix), and (vii) be entitled to receive all compensation and benefits from the Company for which he is eligible under other policies or plans.

(c) Termination After Change of Control or Due to Good Reason at any Time. If, (i) at any time during the Employment Term Executive resigns for Good Reason (as defined below); or (ii) within twelve (12) months following a Change of Control (as defined below), Executive’s employment with the Company is terminated for a reason other than (A) Cause, (B) Executive becoming Disabled or (C) Executive’s death, then, subject to Executive’s compliance with the provisions in Section 5(e), Executive will be entitled to receive the severance payments and benefits set forth in Section 5(a) and the receive the payment described in Section 5(a)(ix); provided, however Executive shall receive (i) two and one-half (2  1⁄2) times his Base Salary as then in effect, (ii) plus an amount equal to two (2.0) times his target Performance Bonus which had been in effect in the fiscal year ending prior to the year of termination, and (iii) immediate 100% acceleration of any unvested options or other equity awards (including specifically the Stock Awards), rather than continued vesting over the severance period.

(d) Other Termination. (i) If the Executive terminates employment with the Company other than for Good Reason (as defined below), then Executive will receive payment of the Accrued Obligations but he shall not be entitled to the Retention Amount, the Severance Amounts or any other compensation or benefits (including, without limitation, accelerated vesting of stock options and unvested Stock Awards) from the Company, except to the extent provided under the applicable stock option agreement(s), Company benefit plans or as may be required by law (for example, under COBRA); and (ii) if Executive’s employment with the Company is terminated for Cause, then Executive will receive payment of the Accrued Obligations, the Retention Amount and the Severance Amounts, but he shall not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options and unvested Stock Awards) from the Company, except to the extent provided under the applicable stock option agreement(s), Company benefit plans or as may be required by law (for example, under COBRA)

(e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the applicable provisions of his equity award agreements and the Company’s equity plan(s) under which his equity awards were granted, and other payments to which Executive may be entitled by law, the severance payments, continued benefits (or lump sum payment of benefits, as applicable), continued vesting, vesting acceleration and the ability to exercise stock options described in this Section 5 will be provided to Executive if the following conditions are satisfied: (i) Executive complies with all surviving provisions of the Confidential Information Agreement, and any other confidentiality or proprietary rights agreement signed by Executive and the non-competition provisions set forth herein (to the extent permitted by applicable laws); and (ii) Executive executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with the Company (the “Release”) which the Company will provide to Executive no later than five (5) days following the date of Executive’s termination of employment, provided the Release becomes effective and irrevocable no later than sixty (60) days following the date of Executive’s termination of employment (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any rights to severance or benefits under this Agreement. If the Release becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will be provided, or in the case of installments, will commence, on the sixtieth (60th) day following the date of Executive’s termination of employment and any severance payments and benefits otherwise payable to Executive during the sixty (60) day period immediately following the date of Executive’s termination of employment will be provided in a lump sum to Executive on the sixtieth (60th) day following Executive’s termination of employment, with any remaining payments and benefits to be provided in accordance with this Agreement.

(f) Cause. For purposes of this Agreement, “Cause” means Executive’s employment with the Company is terminated after a majority of the Board has found any of the following to exist: (i) that Executive has been convicted of a felony in connection with the performance of his obligations to the Company or which adversely affects the Executive’s ability to perform such obligations; (ii) a breach of any duty of loyalty owed to the Company by Executive, or the unauthorized usurpation of any Company corporate opportunity by Executive, that has a material detrimental effect on the Company’s reputation or business; (iii) the commission by the Executive of an intentional act of fraud or embezzlement which was intended to and results in loss, damage or injury to the Company, whether directly or indirectly; (iii) a material disclosure of the Company’s confidential or proprietary information by the Executive which violates the terms of the Confidential Information Agreement; or (iv) Executive’s continued substantial willful nonperformance (except by reason of Disability) of any material obligations under this Agreement after Executive has received a written demand for performance by the Board and has failed to cure such nonperformance within fifteen (15) business days of receiving such notice. Other than for a termination pursuant to Section 5(f)(i), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(g) Change of Control. For the purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” for purposes of Section 409A: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company)); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(h) Disabled. For purposes of this Agreement, “Disabled” means Executive being unable to perform the principal functions of his duties due to a medically certifiable physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled will be determined by a third party administrator of the Company’s long-term disability program.

(i) Good Reason. For purposes of this Agreement, “Good Reason” means (i) without the Executive’s consent, a significant reduction of the Executive’s duties, position, reporting status, or responsibilities relative to the Executive’s duties (for the avoidance of doubt, a significant reduction of duties will be deemed to occur if the Company’s shareholders do not elect the Executive to the Board following proper nomination, and/or if, assuming the Executive is a member of the Board, the Board does not appoint Executive as Chairman), position, reporting status, or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities or change in reporting status, unless the Executive is provided with comparable duties, position and responsibilities or reporting status; also a reduction in duties, position, reporting status or responsibilities by virtue of the Company being acquired and made part of a larger entity will constitute “Good Reason” unless the Executive remains in his position as Chief Executive Officer of a publicly traded company that conducts substantially the same core operations, business and activities as were conducted by the Company prior to any such acquisition or similar corporate transaction; (ii) without the Executive’s consent, a substantial reduction, by the Board of the Executive’s Base Salary as in effect immediately prior to such reduction (unless such reduction is part of an overall Company effort that effects similarly situated senior executives of the Company); (iii) without the Executive’s consent, the requirement that Executive relocate his principal place of employment more than fifty (50) miles from the current location of the Company’s principal executive offices in Sunnyvale, CA; (iv) a material breach by the Company of this Agreement; and (v) failure of Executive to be nominated as a Board member. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are susceptible to cure, a reasonable cure period of not less than thirty (30) days following the date of such notice. Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.

(j) Severance Period. For purposes of this Agreement, “Severance Period” means the period beginning on the date of Executive’s termination of employment with the Company and ending on the date eighteen (18) months later for all reasons other than a termination following a Change of Control or for Good Reason. “Severance Period” for a termination following a Change of Control or for a termination by the Executive for Good Reason means the period beginning on the date of Executive’s termination of employment with the Company and ending on the date twenty-four (24) months later.

6. Confidential Information. Executive agrees to continue to comply with any agreement Executive has entered into with the Company regarding confidential information and/or invention assignment (the “Confidential Information Agreement”).

7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will, trust, or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8. Indemnification. Subject to applicable law, Executive will be provided indemnification but on terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement as well as the Company’s charter.

9. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Nuance Communications, Inc.

One Wayside Road

Burlington, MA 01803

Attn: Senior Vice President — Human Resources

If to Executive:

at the last residential address known by the Company.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

11. Original Agreement. Executive and the Company previously entered into the Prior Agreement. Executive and the Company agree that this Agreement will supersede and replace the Prior Agreement in its entirety.

12. Non-Competition and Non-Solicitation. If Executive’s employment with the Company terminates pursuant to Sections 5(a), 5(b), or 5(c) of this Agreement, for a period beginning on the Effective Date and ending 18 months after the Executive ceases to be employed by the Company (or 24 months following termination of Executive’s employment if such termination occurs within twelve months following a Change of Control of the Company or Executive terminates for Good Reason) (the “Non-Competition Period”) Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will, to the fullest extent allowable under applicable law in the Territory: (i) not engage, participate or invest in a company whose primary business is voice recognition or natural language processing; (ii) not engage, participate or invest in a large Information Technology (“IT”) company, such as Microsoft or IBM, in a position in which his principal involvement would be in the business of speech recognition software; (iii) not solicit, induce or influence any person to leave employment with the Company; (iv) not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any company defined in Section 12(i) or (ii) above. For purposes of this Section, “Territory” shall mean all areas of the world where the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of Executive’s termination of employment with the Company. Nothing in this Agreement shall prohibit the Executive from owning (as a passive investment): (a) not more than two percent of any class of publicly traded securities of any entity or (b) not more than five percent of any class of non-publicly traded securities of any entity. Notwithstanding the foregoing, if Executive’s employment with the Company terminates pursuant to Section 5(d) of this Agreement, and not pursuant to Sections 5(a), 5(b), or 5(c) of this Agreement, the Non-Competition Period will be limited to twelve (12) months. Executive agrees that nothing in this Section 12 shall affect his continuing obligations under the Confidential Information Agreement.

Executive acknowledges that he will derive significant value from the Company’s agreement to provide him with Confidential Information to enable him to optimize the performance of his duties to the Company. Executive further acknowledges that his fulfillment of the obligations of this Agreement, including, but not limited to, his obligations pursuant to the Confidential Information Agreement and obligations pursuant to this Section 12 are necessary to protect Company proprietary information and, consequently, to preserve the value and goodwill of the Company. Executive also acknowledges the time, geographic, and scope limitations of the obligations described in this Section 12 are fair and reasonable in all respects. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of the covenants contained in this Section 12, or any portion thereof, then such unenforceable covenant (or such part) shall be revised or, if such revision is not permitted it shall be eliminated from the Agreement, to the extent necessary to permit the remaining covenants (or portions thereof) to be enforced. In the event that any portion of Section 12, including but not limited to the time, geographic, or scope limitations are deemed to exceed those permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic, or scope limitations permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the preceding sentence, Executive and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

13. Non Disparagement. Following the date Executive ceases to be employed by the Company, Executive will not disparage in any way the Company, its Officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns, and will refrain from any defamation, libel or slander of any of those parties, and any tortious interference with the contracts, relationships and prospective economic advantage of any of those parties. Likewise, following the date Executive ceases to be employed by the Company, its officers, directors, employees, administrators, and affiliates, will not disparage, except as otherwise required by law, in any way the Executive, and will refrain from any defamation, libel or slander of the Executive, and, subject to provisions of Section 12 of this Agreement, will refrain from any tortious interference with the contracts, relationships and prospective economic advantage of the Executive.

14. Entire Agreement. This Agreement, together with the Confidential Information Agreement and the Company’s organizational documents, the equity awards agreements entered into between Executive and the Company and the applicable Company equity plan(s), represents the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive’s employment relationship with the Company, and supersedes and replaces any and all prior or contemporaneous agreements and understandings whether written or oral between the Executive and the Company (including, but not limited, to, the Prior Agreement).

15. Arbitration and Equitable Relief.

(a) In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes with Executive, and Executive’s receipt of the compensation and other benefits paid to him by the Company, at present and in the future, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, including Executive’s employment or relationship with the Company or the termination of Executive’s employment or relationship with the Company, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by binding arbitration to be held in San Francisco, California, pursuant to the Federal Arbitration Act (the “FAA”) and the arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2 (the “CCP Act”) and California law. Executive may bring a proceeding as a private attorney general, as permitted by law. The FAA governs this Agreement and shall continue to apply with full force and effect, notwithstanding the application of procedural rules set forth in the CCP Act and California law. Executive agrees to arbitrate any and all common law and/or statutory claims under local, state, or federal law. For all claims and disputes that Executive agrees to arbitrate, he and the Company expressly agree to waive, and do waive, any right to a trial by jury. Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator may decide any motion brought by any party to the arbitration, including the ability to grant injunctions or other relief in such dispute or controversy, applying the standards set forth under the California Code of Civil Procedure. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration, and will be issued in writing. The arbitrator shall have the power to award any remedies available under applicable law, including attorneys’ fees and costs to the prevailing party where provided by applicable law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Except as provided by the CCP Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Except as provided in the CCP Act and this Agreement, neither Executive nor the Company will be permitted to pursue or participate in a court action regarding claims that are subject to arbitration.

(b) The arbitrator and/or any state or federal court will apply California law to the merits of any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Francisco County California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) The Company will pay the direct costs and expenses of the arbitration, with the exception of any filing fees associated with an arbitration Executive initiates, though Executive will only pay so much of the filing fees as he would have paid if he instead had filed a complaint in a court of law.

(d) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 15, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS: ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION; ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HIM FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATING TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION. THIS AGREEMENT DOES, HOWEVER, PRECLUDE EXECUTIVE FROM PURSUING A COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

16. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

17. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

18. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Attorneys’ Fees. Executive will be reimbursed his reasonable attorneys’ fees incurred with respect to the negotiation of this Agreement, provided that Executive delivers to the Company proper documentation of the fees incurred no later than December 1, 2016. The Company will make such reimbursement (or directly pay the fees) no later than December 31, 2016.

21. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 21(a) above.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 21(a) above. For purposes of this Section 21(c), “Section 409A Limit” will mean the lesser of two (2) times: (1) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) Reimbursement benefits provided under the Agreement are intended to be exempt from or comply with Section 409A under Treasury Regulation Sections 1.409A-1(b)(9)(v) and/or 1.409A-3(i)(1)(iv), such that they do not provide for the impermissible deferral of any compensation

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

22. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 22, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either delivered in full, or

delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs for fees related to the Accountants’ services in connection with any calculations contemplated by this Section.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

/s/ Paul A. Ricci	Date: November 17, 2016
Paul A. Ricci
Chairman and Chief Executive Officer

COMPANY

/s/ Robert Frankenberg	Date: November 17, 2016
Robert Frankenberg
Chairman of the Compensation Committee of
The Board of Directors